Exhibit 99.1

FOR IMMEDIATE RELEASE
January 3, 2025

Tandy Leather Factory Appoints new CEO; Announces Board Changes

FORT WORTH, TEXAS – January 3, 2025 – Tandy Leather Factory, Inc. (the “Company”, Nasdaq: TLF) today announced it has appointed Johan Hedberg as its new Chief Executive Officer and a member of the Board of Directors, effective as of Monday, January 6.  Mr. Hedberg will replace Janet Carr, who will remain with the Company for transition through March 2025.

Mr. Hedberg brings more than 30 years of wholesale and retail leadership experience, most recently as Chief Sales Officer and President, Americas, of Fiskars Group, after serving as SVP Global Sales and then Global Chief Sales Officer there.  Before Fiskars, he served at Thule Group as VP of Sales and Marketing.

Jeff Gramm, the Company’s Chairman, said, “We are extremely grateful to Janet Carr for six years of outstanding leadership of Tandy Leather.  Under Janet, the Company has improved our product quality and found new categories of customers despite some difficult economic headwinds, most notably during the Covid crisis.  As we prepared to sell our Fort Worth property and move our headquarters, Janet thought that this would be a good time for the company to transition to a new leader.  We are very happy to have now identified Johan Hedberg as Tandy’s next CEO.  Johan brings an impressive history of team leadership and driving sales, both in the U.S. and internationally.  We are thrilled to welcome him to the Tandy team.

“Janet has agreed to remain with Tandy through the end of March to assist primarily with transition, completing our 2024 financial reporting and preparing for our headquarters move later this year,” Mr. Gramm continued.

Mr. Hedberg stated, “I am excited by the opportunity to lead Tandy Leather, with its more than 100-year history as the leading specialty retailer of leather and leather-crafting products.  I look forward to the opportunities and challenges ahead to grow sales and continue to reach new customers as we move to our new facilities and the next chapter in Tandy’s story.”

Ms. Carr stated, “It has been an honor and privilege to serve Tandy, our employees, business partners, shareholders and the leatherworking community over the last 6 years together with this talented, passionate, committed team.  I wish the team the very best for the future.”

The Company further announced that it has elected John (Rocky) Sullivan to join its Board of Directors, also as of January 6.  Mr. Sullivan is an Investment Advisor Representative and Investment Analyst with JCP Investment Management; he is also the owner of Sullivan Companies and its affiliates, which are engaged in investment management, real estate development and production agriculture.  Concurrently with Mr. Sullivan joining, current directors James Pappas, as well as Ms. Carr, will step down from the Board.

Mr. Gramm stated, “We are also grateful to James Pappas for his years of leadership on Tandy’s Board.  Rocky Sullivan has worked closely with James at JCP and comes highly recommended; we’re very pleased to have him joining our Board.”

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line, including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits.  The Company distributes its products through its 99 North American stores (including two temporarily closed for relocation) located in 40 US states and six Canadian provinces, and one store located in Spain.  Its common stock trades on the Nasdaq Capital Market under the symbol “TLF”.  To be included on Tandy Leather Factory's email distribution list, go to: http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:  Jeff Gramm, Tandy Leather Factory, Inc.  (817) 872-3200 or jeff@banderapartners.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.